Exhibit 21.1
List of Subsidiaries of the Registrant

MVP PF Ft. Lauderdale 2013, LLC	MVP Denver Sherman 1935, LLC
MVP PF Kansas City 2013, LLC	MVP Bridgeport Fairfield Garage, LLC
MVP PF Memphis Poplar 2013, LLC	West 9th Street Properties II, LLC
MVP PF Memphis Court 2013, LLC	MVP San Jose 88 Garage, LLC
MVP PF St. Louis 2013, LLC	MCI 1372 Street, LLC
Mabley Place Garage, LLC	MVP Cincinnati Race Street, LLC
MVP Denver Sherman, LLC	MVP St. Louis Washington, LLC
MVP Fort Worth Taylor, LLC	MVP St. Paul Holiday Garage, LLC
MVP Milwaukee Old World, LLC	MVP Louisville Station Broadway, LLC
MVP Houston Saks Garage, LLC	White Front Garage Partners, LLC
MVP Milwaukee Wells, LLC	Cleveland Lincoln Garage, LLC
MVP Wildwood NJ Lot, LLC	MVP Houston Preston, LLC
MVP Indianapolis City Park, LLC	MVP Houston San Jacinto Lot, LLC
MVP Indianapolis WA Street Lot, LLC	MVP Detroit Center Garage, LLC
Minneapolis City Parking, LLC	St Louis Broadway, LLC
MVP Minneapolis Venture, LLC	St Louis Seventh & Cerre, LLC
MVP Indianapolis Meridian Lot, LLC	MVP Preferred Parking, LLC
MVP Milwaukee Clybourn, LLC	MVP Raider Park Garage, LLC
MVP Milwaukee Arena Lot, LLC	MVP New Orleans Rampart, LLC
MVP Clarksburg Lot, LLC	MVP Hawaii Marks Garage, LLC